                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                     / /  Confidential, for Use of the Commission Only
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            PLY GEM INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

     PRELIMINARY COPY AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

                        [PLY GEM INDUSTRIES LETTERHEAD]

                                                                  March 17, 1995

To our Stockholders:

     It is our pleasure to invite you to the 1995 Annual Meeting of Stockholders, which will be held on Friday, April 28, 1995, at 10:00 a.m., at the First Union National Bank of Georgia, 699 Broad Street, Third Floor, Augusta, Georgia. Our meeting has been scheduled to coincide with our plan to honor Jack Smith, Chairman of our Hoover Treated Wood Products, Inc. subsidiary on the occasion of the Fortieth Anniversary of the founding of Hoover. Stockholders are invited to attend the ceremony which will take place after the Annual Meeting.

     I look forward to greeting you at the meeting at which time I plan to report on the Company's current operations and its future prospects. At the meeting, stockholders will be asked to consider and vote upon the election of eight Directors and a proposal to amend the Company's Certificate of Incorporation to increase the total unauthorized shares of the Company from 30,000,000 shares to 60,000,000 shares.

     The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope to assure that your shares will be represented. I would appreciate a response from you in order to avoid repeat solicitations which involve additional avoidable expenses to the Company.

     I appreciate your interest in our Company.

                                          Sincerely yours,

                                          JEFFREY S. SILVERMAN

     PRELIMINARY COPY AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

                            PLY GEM INDUSTRIES, INC.

- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
- --------------------------------------------------------------------------------

                                                              New York, New York
                                                                  March 17, 1995

To the Stockholders of
  PLY GEM INDUSTRIES, INC.:

     The Annual Meeting of Stockholders of Ply Gem Industries, Inc. will be held at the First Union National Bank of Georgia, 699 Broad Street, Third Floor, Augusta, Georgia, on April 28, 1995 at 10:00 o'clock in the morning for the following purposes:

          (1) To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

          (2) To consider and vote on a proposal to amend the Certificate of Incorporation of the Company to increase the total authorized shares of Common Stock of the Company from 30,000,000 shares to 60,000,000 shares; and

          (3) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 13, 1995 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     Stockholders who do not expect to attend in person, but wish their stock to be voted on matters to be presented to the meeting, are urged to sign, date and return the enclosed proxy in the accompanying envelope to which no postage need be affixed if mailed within the United States.

                                          By Order of the Board of Directors,

                                                 CHARLES M. MODLIN
                                                    Secretary

     PRELIMINARY COPY AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

                            PLY GEM INDUSTRIES, INC.
                                777 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This statement is furnished with respect to the solicitation of proxies by the Board of Directors for the Annual Meeting of Stockholders of Ply Gem Industries, Inc. (the "Company") to be held at 10:00 A.M. on April 28, 1995 or at any adjournment or adjournments thereof, at the First Union National Bank of Georgia, 699 Broad Street, Third Floor, Augusta, Georgia. The approximate date on which the proxy statement and form of proxy was first sent or given to stockholders was March 17, 1995.

     Proxies in the accompanying form which are properly executed and duly returned to the Board of Directors will be voted at the meeting. Any proxy may be revoked by the stockholder at any time prior to its being voted.

     The expense of the solicitation of proxies for the meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their names or custody or in the names of nominees for others to forward copies of such material to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors, and regular employees of the Company, without additional compensation, may solicit proxies on behalf of the Board of Directors by telephone, telefax, and personal interview. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $8,000 plus reimbursement of reasonable out-of-pocket expenses.

     As of the close of business March 13, 1995, the date for determining the stockholders of record entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof, there were issued and outstanding shares of the Company's Common Stock, the holders thereof being entitled to one vote per share.

                             ELECTION OF DIRECTORS

     The persons named in the accompanying proxy intend to vote for the election as directors the eight nominees listed herein. All of the nominees have consented to serve if elected. All directors will be elected to hold office until the next annual meeting of stockholders, and, in each case, each director will serve until his successor is elected and qualified or until his earlier resignation or removal. If a nominee should be unable to act as a director, the persons named in the proxy will vote for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Each of the nominees presently serves as a director.

     Set forth below is biographical information for each of the nominees. Unless otherwise indicated, each has served in the stated capacity with the Company for the last five years.

     Herbert P. Dooskin, age 53, joined the Company in 1986 as Executive Vice President at which time he also became a Director.

     Joseph M. Goldenberg, age 69, a co-founder of Goldenberg Group, Inc., a wholly owned subsidiary of the Company, served as its Chairman from 1983 through 1994. He presently provides consulting services to Goldenberg Group, Inc. He has been a Director of the Company since 1983.

     David Gotterer, age 66, is a certified public accountant and Partner in the New York City public accounting firm of Mason & Company. He has been a Director of the Company since 1982. He is also a Director of GIANT GROUP, LTD. and Rally's Hamburgers, Inc.

     Monte R. Haymon, age 57, joined the Company as of January 3, 1994, at which time he was named President and Chief Operating Officer and elected as a Director. Prior to joining the Company, Mr. Haymon served as President and Chief Executive Officer of Packaging Corp. of America, a $2 billion international packaging products company.

     Albert Hersh, age 79, a co-founder of the Company, has been a Director of the Company since 1954. He presently provides consulting services to the Company.

     William Lilley III, age 47, became a director in October 1994. He is President of Policy Communications, Inc., a business consulting firm based in Washington, D.C.

     Elihu H. Modlin, age 67, has been a Director of the Company since 1992 and general counsel to the Company since 1960. He is a partner in the law firm of Messrs. Elihu H. Modlin and Charles M. Modlin.

     Jeffrey S. Silverman, age 49, joined the Company and became a Director in 1981. He has served as Chief Executive Officer of the Company since 1984 and Chairman of the Board since 1985.

     Shares represented by proxies solicited by the Board of Directors, will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees named above. If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person. Directors shall be elected by an affirmative vote of the votes of the shares of Common Stock present in person or represented by proxy at the meeting.

     During 1994, the Board of Directors held twelve meetings. Members of the Compensation Committee and Audit Committee of the Board of Directors include Messrs. Gotterer, Hersh and Modlin. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation to be paid to the Company's principal executive officers. The Audit Committee reviews the audit plan with the Company's independent accountants, the scope and results of their audit and other related audit and accounting issues. The Board of Directors as a whole functions as a nominating committee to propose nominees for director to the Board of Directors. In accordance with the terms of an employment agreement entered into with Mr. Haymon, the Chairman of the Board of the Company has agreed to nominate and vote for Mr. Haymon as a member of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 13, 1995 by all stockholders known to the Company to have been beneficial owners of more than five percent of its Common Stock (February 28, 1995 with respect to The Prudential Insurance Company of America), by each nominee for Director, by each of the executive officers included in the Summary Compensation Table below, and all directors and executive officers as a group.

                                                                       AMOUNT
                              NAME OF                                BENEFICIALLY      PERCENT OF
                         BENEFICIAL OWNER                            OWNED(1)(2)         CLASS
- -------------------------------------------------------------------  -----------       ----------
Jeffrey S. Silverman...............................................
Jeffrey S. Silverman, Herbert P. Dooskin and Paul Bogutsky as
  trustees of the Ply Gem Industries, Inc. Group Pension and
  Profit Sharing Trusts (the "Trusts")(3)..........................
Herbert P. Dooskin.................................................
Joseph M. Goldenberg...............................................
David Gotterer.....................................................
Monte R. Haymon....................................................
Albert Hersh.......................................................
William Lilley III.................................................
Donald Kruse.......................................................
Elihu H. Modlin....................................................
All Directors and Executive Officers as a group....................
The Prudential Insurance Company of America(4).....................
  Prudential Plaza
  Newark, NJ 07102-3777

- ---------------
 *  Indicates holdings of less than 1%.
(1) Directly and indirectly. The inclusion of securities owned by others as beneficially owned by the respective nominees and officers does not constitute an admission that such securities are beneficially owned by them. All of the named individuals have, except for unexercised options, voting powers with respect to the aforesaid shares.
(2) Includes shares which may be acquired pursuant to existing stock options which are exercisable through May 12, 1995 and restricted stock holdings.
(3) Represents shares owned of record by the Trusts.
(4) The Prudential Insurance Company of America has sole voting power for
              shares, shared voting power for           shares, sole dispositive
    power for           shares and shared dispositive power for
    shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid for those years, to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company and its subsidiaries at the end of 1994.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                               ----------------------------   ------------------------
                                                                                       AWARDS
                                                                              ------------------------
                                                                              RESTRICTED    SECURITIES
                                                                                STOCK       UNDERLYING    ALL OTHER
               NAME AND                                                         AWARD        OPTIONS      COMPENSA-
          PRINCIPAL POSITION            YEAR   SALARY ($)(2)   BONUS ($)(2)      ($)           (#)       TION ($)(3)
- --------------------------------------  ----   -------------   ------------   ----------    ----------   -----------
Jeffrey S. Silverman(1)...............  1994     1,295,741       1,488,543(4)         --      750,000       14,088
  Chairman of the Board                 1993     1,873,625       2,963,540(4)         --      522,500       18,736
  and Chief Executive Officer           1992     1,373,625       2,492,399(4)         --      335,000       19,411
  of the Company.

Herbert P. Dooskin....................  1994       404,750         225,000            --       50,000       13,536
  Executive Vice President              1993       404,750         225,000            --       84,000       13,966
  of the Company.                       1992       379,750         175,000            --       85,000       15,090

Joseph M. Goldenberg(5)...............  1994       417,150          15,000            --        5,200        8,100
  Chairman, Goldenberg Group, Inc.      1993       405,000         214,445            --        9,000       11,066
  a wholly-owned subsidiary             1992       385,000              --            --       10,000       12,124
  of the Company.

Monte R. Haymon(6)....................  1994       600,000         400,000     3,084,375(7)   400,000        9,036
  President and Chief
  Operating Officer
  of the Company.

Donald Kruse..........................  1994       171,000         272,375            --        5,200        9,681
  President, Sagebrush                  1993       171,000         414,906            --        9,000       18,294
  Sales, Inc., a wholly-                1992       163,000         307,672            --        8,000       19,353
  owned subsidiary
  of the Company.

- ---------------
(1) During 1992 and 1993 Mr. Silverman also served as President of the Company. During the three-year period reflected in the Summary Compensation Table above, the Company's net income, exclusive of the 1994 nonrecurring charge, increased at an average annual compound rate of approximately 62%. Mr. Silverman's 1994 compensation was determined in accordance with the provisions of an employment agreement entered into with the Company in 1986. To reemphasize his commitment to the Company's future growth, to provide for an increase in operating results and to enhance stockholder value, Mr. Silverman voluntarily initiated a reduction of 25% of his 1994 salary to which he was contractually entitled. Additionally, Mr. Silverman agreed that his 1994 bonus of $1,331,000 and incentive compensation payment of $495,000 would not be paid. The Company agreed to provide additional incentive compensation to enable him to increase his compensation by $913,000 (50% of the 1994 bonus and incentive compensation not paid) in each of two of the next four years if the Company's net income exceeds its historic high or if the price of the Company's Common Stock exceeds its historic high. The Company has also extended an interest bearing loan to Mr. Silverman in the amount of $3,500,000. Principal payments of $250,000 are due on December 31 of each year. The entire remaining principal balance and accrued interest are due and payable on December 31, 1998. See "Employment Contracts and Termination of Employment and Change in Control Arrangements" below.

(2) Includes salary and bonus payable pursuant to employment agreements with each of the named executives. A modification of Mr. Silverman's 1986 employment agreement with the Company became effective January 1, 1991. Based upon the provisions of the 1986 employment agreement, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. In partial consideration for the modification to his employment agreement, Mr. Silverman receives incentive compensation payments of $495,000 per annum. These incentive compensation payments are subject to Mr. Silverman's continued employment with the Company and to the Company having net income at least equal to 75% of the net income of the Company for the year ended December 31, 1990. They are also subject to payment in full in the event of the death or disability of Mr. Silverman or in the event of a change in control of the Company. Accordingly, with respect to Mr. Silverman, bonus for each of 1992 and 1993 includes $495,000 in incentive compensation payments. See Note 1 above.

(3) "All Other Compensation" includes for each of the named executives (i) a contribution in the amount of $10,500 in 1992, $9,400 in 1993 and $8,100 in 1994 made by the Company to the Ply Gem Industries Group Profit Sharing Plan; (ii) the following life insurance premiums or economic benefit calculated pursuant to P.S. -- 58 in 1992: Mr. Silverman -- $8,911; Mr. Dooskin -- $4,590; Mr. Goldenberg -- $1,624; and, Mr. Kruse -- $8,853; (iii) the following life insurance premiums or economic benefit calculated pursuant to P.S. -- 58 in 1993: Mr. Silverman -- $9,336; Mr.
    Dooskin -- $4,566; Mr. Goldenberg -- $1,666; and, Mr. Kruse -- $8,894; and
    (iv) the following economic benefit calculated pursuant to P.S. -- 58 in 1994: Mr. Silverman -- $5,988; Mr. Dooskin -- $5,436; Mr. Haymon -- $936;
    and, Mr. Kruse -- $1,581.

(4) No cash bonus was paid to Mr. Silverman in 1994. Includes $1,488,543 in 1994, $1,544,256 in 1993 and $1,393,399 in 1992 principal and accrued interest waived in accordance with the terms of two promissory notes delivered by Mr. Silverman to the Company, and $1,419,284 in 1993 and $1,099,000 in 1992 cash bonuses. The loans evidenced by such promissory notes were extended to Mr. Silverman in consideration of modifications to the employment agreement he entered into with the Company in 1986. See Note 1 above and "Employment Contracts and Termination of Employment and Change in Control Arrangements" below. One such promissory note, in the principal amount of $5,900,000, bears interest at 7% per annum and is repayable in annual installments of $590,000; the other, in the principal amount of $3,500,000, bears interest at 7.3% per annum and is repayable in annual installments of $350,000. The aforesaid repayment installments and interest may be waived at the discretion of the Board of Directors and is mandated in the event net income of the Company during the year prior to the scheduled payments are at least 20% in excess of net income for the year prior thereto. This performance standard was met during 1992, 1993 and 1994 and the principal installments and accrued interest due on April 15, 1995 will be waived.

(5) Mr. Goldenberg retired as Chairman of Goldenberg Group, Inc. effective December 31, 1994. He now provides consulting services to Goldenberg Group, Inc.

(6) Mr. Haymon joined the Company as of January 3, 1994, at which time he was named President and Chief Operating Officer.

(7) On January 3, 1994, Mr. Haymon was awarded 175,000 shares of restricted stock which vest in four equal installments over the four year term of his employment agreement, provided that a performance-based goal is achieved during such period. The market value of the restricted stock on the award date was $3,084,375 (computed based upon $17.625, the market price of the Company's Common Stock on January 3, 1994). As of December 31, 1994, Mr. Haymon's aggregate restricted stock holdings totalled 175,000 shares with a value, based on the market price of the Company's Common Stock on December 31, 1994 ($19.125), of $3,346,875. As of December 31, 1994, Mr. Silverman's
    aggregate restricted stock holdings totaled 200,000 shares with a value, based on the market price of the Company's Common Stock on December 31, 1994 ($19.125), of $3,825,000. Dividends are paid by the Company on such restricted stock holdings.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options during 1994 under the Company's Executive Incentive Stock Option Plan, 1989 Employee Incentive Stock Plan and 1989 Senior Executive Stock Option Plan to each of the Company's executives listed in the Summary Compensation Table above.

     The table also illustrates the Grant Date Present Value of those stock options based upon the Black-Scholes Model of Valuation, without giving effect to the non-transferability or vesting requirements of the options.

     No matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will depend on the market value of the Company's Common Stock at a future date. If the price of the Company's Common Stock increases, all stockholders will benefit commensurately with the optionees. As
of March 13, 1995, there were             shares of Common Stock outstanding. If
the Black-Scholes model valuation was equal to the stock price appreciation for the option term for the options granted on November 7, 1994, the gain to all
stockholders as a group would be in excess of $     million.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                             -----------------------------------------------------------------
                                NUMBER OF
                               SECURITIES           % OF TOTAL
                               UNDERLYING         OPTIONS GRANTED    EXERCISE OR                   GRANT DATE
                             OPTIONS GRANTED       TO EMPLOYEES      BASE PRICE     EXPIRATION      PRESENT
            NAME                 (#)(1)           IN FISCAL YEAR      ($/SH)(2)        DATE       VALUE ($)(3)
- ---------------------------- ---------------      ---------------    -----------    ----------    ------------
Jeffrey S. Silverman........   750,000(4)(5)            47.2            19.125        11/07/04
Herbert P. Dooskin..........       50,000(4)             3.1            19.125        11/07/04
Joseph M. Goldenberg........        5,200(6)              .3            19.125        11/07/04
Monte R. Haymon.............      400,000(7)            25.2             17.75         1/03/04
Donald Kruse................        5,200(6)              .3            19.125        11/07/04

- ---------------
(1) All options were granted at market value at the date of grant for a term of ten years, subject to earlier termination in certain instances related to termination of employment.
(2) The required tax withholding obligations related to exercise of certain options may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(3) The amounts shown assume a rate of return based on the Black-Scholes Model
    of Valuation. The assumptions used were as follows: volatility --   %;
    risk-free rate of return --   % as of January 3, 1994 for the options
    granted on such date,   % as of February 21, 1994 for the options granted on
    such date and   % as of November 7, 1994 for the options granted on such
    date; dividend yield -- 1% based on stock prices of $          , $
    and $          for the January 3, 1994 options, the February 21, 1994
    options and the November 7, 1994 options, respectively, with an annual
    dividend of $.     ; and, assumed time of exercise -- 10 years. No
    adjustments were made for non-transferability or risk-of-forfeiture. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The stock options will have no value to the executives named above or other optionees if the price of the Company's Common Stock does not increase above the exercise price of the option.
(4) These options were exercisable on the date of grant, November 7, 1994.
(5) These nonqualified options were granted in accordance with a formula included in Mr. Silverman's employment agreement entered into with the Company in 1986 and are based upon increases and decreases in the Company's net income.
(6) These options are exercisable one year following the date of grant, November 7, 1994.
(7) Of these options, 212,500 are currently exercisable, and the remainder become exercisable on January 5, 2003, or earlier, with regards to 62,500 shares and 125,000 shares when the market value of a share of the Company's Common Stock reaches or exceeds $26.625 and $35.50, respectively.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Company's executives listed in the Summary Compensation Table above, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          ACQUIRED ON                       OPTIONS AT FY-END (#)             AT FY-END ($)
                           EXERCISE          VALUE        -------------------------     -------------------------
          NAME                (#)         REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- ------------------------- -----------     -----------     -------------------------     -------------------------
Jeffrey S. Silverman.....  1,275,124(1)    21,644,515(2)    2,299,126/0                     12,200,297/0
Herbert P. Dooskin.......    161,500(1)     2,489,989(2)      450,000/0                      3,280,120/0
Joseph M. Goldenberg.....     22,500(1)       338,625(2)       34,500/5,200                    290,314/0
Monte R. Haymon..........         --               --         212,500/187,500                  292,188/257,813
Donald Kruse.............      8,000(1)        73,000(2)       32,000/5,200                    259,376/0

- ---------------
(1) None of the shares acquired upon exercise of options have been sold by the subject individuals.
(2) None of the executives listed above have realized any value from the exercise of the stock options inasmuch as they have not sold any of the shares acquired upon exercise. The Company realized tax savings in 1994 of
    $          as a result of such option exercises. "Value Realized" is
    calculated in accordance with the Securities and Exchange Commission's rules and regulations as the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. The executives listed above will only "realize value" when they sell the shares.

PENSION PLANS

     The officers named above are covered by the Company's tax qualified Group Pension Plan which provides pension benefits to certain employees not covered by collective bargaining agreements.

     Eligible employees retiring at age 65 with twenty or more years of service are entitled to an annual pension benefit in an amount equal to their highest 5 year average compensation earned during the last 10 years of employment times
(1) 15% of said amount up to a social security integration level and (2) 30% of said amount in excess of that level to a maximum of $100,000. The Group Pension Plan recognizes total compensation to a maximum of $100,000 for each calendar year for each employee. The benefits listed are not subject to any deduction for Social Security or other offset amounts. All employees are fully vested after 5 years of service.

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified Group Pension Plan:

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                                           -------------------------------------------------------
              REMUNERATION                   15          20          25          30          35
- -----------------------------------------  -------     -------     -------     -------     -------
$100,000 or more.........................  $17,910     $23,880     $23,880     $23,880     $23,880

     Presently credited years of service for the officers named in the Summary Compensation table above who participate in the Company's retirement program are Herbert P. Dooskin -- eight years; Jeffrey S. Silverman -- twelve years; Joseph
M. Goldenberg -- six years; Donald Kruse -- six years; and Monte R.
Haymon -- one year. Messrs. Dooskin and Silverman have minimum benefits in excess of those shown in the table attributable to their prior participation in the Company's pension plan and a minimum benefit provision contained in the Group Pension Plan which grandfathers the level of benefits in effect under the terms of the plan on September 30, 1987. The annual excess for Messrs. Dooskin and Silverman is $12,830 and $58,330, respectively.

DIRECTOR COMPENSATION

     Each nonemployee Director receives compensation of $25,000 per year in addition to $500 for each committee meeting attended. No fees are payable to officers and employees of the Company who serve as Directors. During 1994, Messrs. Gotterer, Hersh, Lilley and Modlin were each granted 5,000 options at an exercise price of $19.125 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hersh, a Director of the Company and a member of its Compensation Committee, is a co-founder and former president of the Company. The Company has entered into a consulting agreement with Mr. Hersh whereby he provides consulting services to the Company. During 1994, the Company paid $123,000 to
Mr. Hersh for his consulting services and $          for professional services
rendered by the law firm in which Mr. Modlin, a Director of the Company and a member of the Compensation Committee of the Board of Directors, is a partner. Mr. Charles Modlin, Secretary of the Company, is also a partner in said law firm. Mr. Gotterer, a Director of the Company, is also a member of the Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has employment agreements with Messrs. Dooskin, Kruse, Haymon and Silverman, and a consulting agreement with Mr. Goldenberg. These agreements provide for continued service in their present positions until February 9, 1998 with respect to Mr. Kruse, until April 15, 1998 with respect to Mr. Dooskin, until December 31, 1997 with respect to Mr. Haymon, and until April 30, 2005 with respect to Mr. Silverman. The agreements with Messrs. Dooskin and Silverman are automatically renewed on an annual basis unless otherwise terminated. Mr. Goldenberg retired as Chairman of Goldenberg Group, Inc. effective December 31,

1994 and now provides consulting services to the Company pursuant to an agreement effective until December 31, 2001.

     In the case of Mr. Kruse, annual compensation is determined by contractual arrangement. In addition, Mr. Kruse receives a bonus based upon an established performance criteria. In the case of Mr. Dooskin, increases in salary and bonus are determined annually by the Board of Directors. In the case of Mr. Haymon, increases in salary are determined by the Compensation Committee of the Board of Directors, subject to minimum increases of 5% and bonuses are awarded pursuant to the Company's Incentive Compensation Plan. A modification of the employment agreement that Mr. Silverman entered into with the Company in 1986 became effective January 1, 1991. Based upon the provisions of the 1986 employment agreement, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. The amended employment agreement provides for increases in base salary each year of 10% or the cost of living index, whichever is greater. Future bonus payments are determined by the Board of Directors in accordance with certain specified criteria related to the performance of the Company during the prior year and are subject a minimum of $365,000 per annum and a maximum of $1.3 million, subject to adjustment. In light of Mr. Silverman's substantial contributions to the Company and its stockholders since joining the Company in 1982, and in consideration for the modification of his employment agreement, the Company extended a loan to Mr. Silverman in the amount of $5,900,000. Mr. Silverman has delivered a promissory note to the Company bearing interest at 7% per annum repayable in annual installments of $590,000. A further modification of Mr. Silverman's employment agreement effective December 23, 1992 provided for, among other things, an extension of the term of the agreement and an increase in base salary. In consideration thereof, the Company extended a loan to Mr. Silverman of $3,500,000 bearing interest at the rate of 7.3% per annum, repayable in annual installments of $350,000. The aforesaid repayment installments and interest may be waived at the discretion of the Board of Directors and waiver is mandated in the event net income of the Company during the year prior to the scheduled payments are at least 20% in excess of net income for the year prior thereto. This performance standard was met during 1994 and the principal installments and accrued interest due on April 15, 1995 will be waived. In December 1994, the Company extended a loan to Mr. Silverman in the amount of $3,500,000. Principal payments of $250,000 are due on December 31 of each year. The entire remaining principal balance and accrued interest are due and payable on December 31, 1998. Interest is calculated annually at the higher of a floating rate adjusted annually based upon the average rate paid by the Company pursuant to its principal bank credit agreement, or the applicable Federal rate (as defined in the note) in effect for the subject period.

     Certain of the agreements provide for continued payments in the event of physical or mental incapacity. In the case of Mr. Silverman, these payments continue for the balance of the employment term and thereafter for an indeterminate period at a rate equal to 50% of salary and bonus received during the last year prior to mental or physical incapacity, plus increases based upon increases in the cost of living. The payments continue so long as such mental or physical disability continues. In the case of Mr. Haymon, payments continue for the balance of the employment term. In the event of Mr. Dooskin's physical or mental disability such that he is unable to discharge his responsibilities, he shall receive all payments of salary and bonus for a period of one year. With respect to Mr. Kruse, payments amounting to one-half of his base salary continues for six months.

     In the event of Mr. Silverman's death during the term of the agreement, his estate would continue to receive salary and bonus payments during the balance of the term. In the event of Mr. Dooskin's death, his estate would continue to receive payments for one year.

     The Company pays premiums on life insurance policies on Mr. Dooskin's life. The policies have a death benefit of $5.1 Million. In the event of death during the term of the Mr. Dooskin's employment agreement, the Company would receive approximately $2.1 Million, consisting of the proceeds from a $1.5 Million term life policy and the cash surrender value of a $3.6 Million universal life policy. The Company's rights under the policies would cease if Mr. Dooskin would no longer be an employee of the Company. The Company pays premiums on a life insurance policy on Mr. Haymon's life. In the event of death during the term of Mr. Haymon's employment agreement, the Company would receive approximately $10 Million. The life insurance policies maintained by the Company for Mr. Silverman have a death benefit of $12.5 Million. With respect to Mr. Goldenberg, the Company is obligated to maintain a life insurance policy or in the alternative to otherwise provide that in the event of his death during the consulting term, his estate or designee will receive a death benefit equal to two years compensation. Life insurance in the principal amount of $800,000 is maintained with respect to Mr. Kruse, $500,000 of the proceeds of which are payable to the Company.

     Messrs. Dooskin, Kruse and Goldenberg will receive severance pay in an amount equal to 2.75 times average annual compensation plus 2.75 times the difference between the market price and exercise price of any unexercised incentive stock options in the event of a change in control of the Company in accordance with the severance pay resolutions adopted by the Board of Directors. Mr. Haymon will receive severance pay in an amount equal to 2.75 times his base salary and bonus in the event of a change of control of the Company in accordance with the provisions of his employment agreement.

     The agreements with each of the aforementioned individuals provide for non-competitive commitments during the term of the agreement and for periods subsequent thereto.

PERFORMANCE GRAPH

     The following performance graphs assume $100 invested in Ply Gem Industries, Inc. Common Stock, the American Stock Exchange Market Index and Dow Jones Building Materials Index on December 31, 1989 for the Comparison of Five Year Cumulative Total Return, and on December 31, 1993 for the Comparison of One Year Cumulative Total Return. They also assume reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG PLY GEM INDUSTRIES, INC., AMERICAN STOCK EXCHANGE MARKET INDEX & DOW JONES BUILDING MATERIALS INDEX FOR THE FIVE YEARS ENDED DECEMBER 31, 1994

                                                   AMERICAN        DOW JONES
                                  PLY GEM IN-      STOCK EX-       BUILDING
      MEASUREMENT PERIOD           DUSTRIES,      CHANGE MAR-      MATERIALS
    (FISCAL YEAR COVERED)            INC.          KET INDEX         INDEX
1989                                       100             100             100
1990                                        52              82              75
1991                                        86             105             101
1992                                       121             106             128
1993                                       166             126             157
1994                                       180             115             126

                 COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN
     AMONG PLY GEM INDUSTRIES, INC., AMERICAN STOCK EXCHANGE MARKET INDEX & DOW JONES BUILDING MATERIALS INDEX FOR THE YEAR ENDED DECEMBER 31, 1994

                                                   AMERICAN        DOW JONES
                                  PLY GEM IN-      STOCK EX-       BUILDING
      MEASUREMENT PERIOD           DUSTRIES,      CHANGE MAR-      MATERIALS
    (FISCAL YEAR COVERED)            INC.          KET INDEX        INDEX
1993                                       100             100             100
1994                                       108              91              80

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of David Gotterer, Albert Hersh and Elihu H. Modlin. The Committee is charged with reviewing and approving compensation of the Company's senior executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to earn stock-based incentives designed to encourage the achievement of superior results over time and ownership of Common Stock of the Company. The Stock Option Committee ("Stock Option Committee") of the Board of Directors is charged with the responsibility of granting stock options and restricted stock awards to executive employees. Messrs. David Gotterer and Albert Hersh are the members of the Stock Option Committee.

     The Company has previously entered into employment agreements with each of the named executives covered in the Summary Compensation Table above, as well as with certain other senior executives. The Employment Agreement with Donald Kruse was initially entered into at the time of the acquisition of the business owned and operated by such executive. In general, executives receive a base salary with fixed annual increases according to the terms of their respective employment agreements and are eligible to receive a bonus in accordance with such contracts based on the performance of the Company or the subsidiary employing the senior executive. Bonuses are calculated using as a sole criteria a formula based on the operating income earned by the Company or the subsidiary, as the case may be. Accordingly, the amount of such bonuses vary for each executive depending on the operating income earned by the Company or their respective subsidiary. Such compensation is not linked to the one year cumulative total return set forth on the one year performance graph above. In the case of Mr. Dooskin, increases in salary and bonus are determined annually by the Board of Directors. In the case of Mr. Haymon, increases in salary are determined by the Compensation Committee of the Board of Directors, subject to minimum increases of 5% and bonuses are awarded pursuant to the Company's Incentive Compensation Plan. The Compensation Committee adopted a policy effective January 1, 1994 with respect to all new executive employment arrangements to maintain executive compensation within the deduction cap of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Reference is made to "Employment Contracts and Termination of Employment and Change in Control Arrangements" above for a discussion of the Company's employment and other agreement with its senior executives.

     The Company's senior executives are eligible to receive stock options and/or restricted stock in accordance with the Company's stock plans. The objectives of such participation are to align executive and stockholder long-term interests and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company. The Company's Stock Option Committee has the responsibility of granting stock options and restricted stock awards to executive and management employees. In granting stock options, the Stock Option Committee takes into account Company performance, subsidiary performance and individual performance. Company and subsidiary performance is measured by increases in earnings and, to a lesser extent, increases in sales, and individual performance is measured by the individual's contributions to such enhanced performance. In the case of Mr. Silverman, the non-qualified stock option grants awarded to him are based upon provisions in the employment agreement he entered into with the Company in 1986 providing for increase or decrease in the number of options to be granted each year in proportion to the increase or decrease in net income. All of the stock options granted to senior executives in 1994 were exempt from the deduction cap of
Section 162(m) of the Code in accordance with the regulations promulgated thereunder.

     The Chairman of the Board and Chief Executive Officer of the Company is Jeffrey S. Silverman. Mr. Silverman's 1994 compensation was determined in accordance with the provisions of an employment agreement entered into with the Company in 1986. The base salary paid to him was paid in accordance with the provisions of the employment agreement. A modification of Mr. Silverman's employment agreement became effective January 1, 1991. Based upon the provisions of the employment agreement previously in effect, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. In light of Mr. Silverman's substantial contributions to the Company and its stockholders since joining the Company in 1982, and in consideration for the modification of his employment agreement, the Company extended a loan to Mr. Silverman in the amount of $5,900,000. From the time Mr. Silverman joined the Company, the Company's market capitalization increased from approximately $10 million to approximately $278 million as of December 31, 1994. Bonus payments are determined in accordance with Mr. Silverman's employment agreement. Bonus payments are based upon increases or decreases in net income as compared with the prior year and are subject to a minimum of $365,000 per annum and a maximum of $1.3 million, subject to adjustment. A further modification of Mr. Silverman's employment agreement effective December 23, 1992 provided for, among other things, an extension of the term of the agreement until 2003 and an increase in base salary. In consideration for the modification and the additional contributions made to the Company by Mr. Silverman, the Company extended a loan to Mr. Silverman of $3,500,000. Repayment of principal and interest for these loans may be waived at the discretion of the Board of Directors and waiver is mandated in the event net income of the Company during the year prior to the scheduled payments are at least 20% in excess of net income for the year prior thereto. This performance standard was met during 1994 and the principal installments and accrued interest in an aggregate amount of $1,488,543 due on April 15, 1995 will be waived. In further consideration for the 1991 modification to his 1986 employment agreement, Mr. Silverman receives an additional annual $495,000 bonus as an incentive compensation payment. These payments are subject to Mr. Silverman's continued employment and to the Company having net income at least equal to 75% of the net income of the Company for the year ended December 31, 1990. To reemphasize his commitment to the Company's future growth, to provide for an increase in operating results and to enhance stockholder value, Mr. Silverman initiated a reduction of 25% of his 1994 salary to which he was contractually entitled. Additionally, Mr. Silverman agreed that his 1994 bonus of $1,331,000 and incentive compensation payment of $495,000 would not be paid. The Company agreed to provide additional incentive compensation to enable him to increase his compensation by $913,000 (50% of the 1994 bonus and incentive compensation not paid) in each of two of the next four years if the Company's net income exceeds its historic high or if the price of the Company's Common Stock exceeds its historic high. The Company also extended an interest bearing loan to Mr. Silverman in the amount of $3,500,000. Principal payments of $250,000 are due on December 31 of each year. The entire remaining principal balance and accrued interest are due and payable on December 31, 1998. Interest is calculated annually at the higher of a floating rate adjusted annually based upon the average rate paid by the Company pursuant to its principal bank credit agreement, or the applicable Federal rate (as defined in the note) in effect for the subject period. In 1994 the Company also paid a life insurance premium of $5,988 for Mr. Silverman and contributed $8,100 to his Group Profit Sharing Plan account.

COMPENSATION COMMITTEE     STOCK OPTION COMMITTEE
- ----------------------     ----------------------
   David Gotterer            David Gotterer
   Albert Hersh              Albert Hersh
   Elihu H. Modlin

           APPROVAL OF AN AMENDMENT TO ARTICLE THIRD OF THE COMPANY'S
              CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

     On March   , 1995, the Board of Directors voted to propose and declare advisable an amendment to Article Third of the Certificate of Incorporation which would increase the total authorized shares of Common Stock of the Company from 30,000,000 shares, par value $.25 per share, to 60,000,000 shares, par value $.25 per share. No change would be made in the par value, voting rights, preferences, qualifications, limitations or restrictions applicable to the Common Stock of the Company, nor in any other provision of the Certificate of Incorporation of the Company. The additional shares of Common Stock would be available for issuance without further action or authorization by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.

     As of March 13, 1995, there were issued and outstanding           shares of
Common Stock. An additional        unissued shares are reserved for issuance
upon exercise of option grants and, when applicable, for restricted stock, under the Company's 1989 Senior Executive Stock Option Plan, 1987 Executive Stock Option Plan, 1989 Employee Incentive Stock Plan, 1994 Employee Incentive Stock Plan and certain grants of unqualified stock options. The Company has no contracts or agreements relating to the issuance of any additional authorized stock, but believes it desirable to have such stock available for possible future acquisitions, financing, stock dividends and similar purposes. Under the Certificate of Incorporation, stockholders do not have pre-emptive rights.

     An increase in the number of authorized shares of Common Stock could enable the Company's Board of Directors to take certain actions making it more difficult to acquire control of the Company, even though stockholders of the Company may deem such an acquisition to be desirable. Issuance of shares of Common Stock could dilute the ownership interest and voting power of stockholders of the Company who are seeking control of the Company. Shares of Common Stock could be issued in a private placement to one or more persons or organizations sympathetic to management and opposed to any unsolicited takeover bid, or under other circumstances that could make more difficult, and thereby discourage, unsolicited attempts to acquire control of the Company. Such consequences could serve to perpetuate the Company's existing management. The Board is not presently aware of any such unsolicited interest in acquiring the Company.

     A copy of the proposed amendment to Article Third of the Company's Certificate of Incorporation will be available at the Annual Meeting of Stockholders or may be obtained prior to the meeting upon request to the Secretary of the Company. If the proposed amendment is approved by the stockholders, a Certificate of Amendment of the Company's Certificate of Incorporation will be filed as promptly as possible with the Secretary of State of the State of Delaware.

     The Board of Directors recommends that all stockholders vote FOR the proposed increase in the number of authorized shares of Common Stock to 60,000,000 shares.

     An affirmative vote of the holders of at least a majority of all outstanding shares of Common Stock of the Company is required to approve the amendment.

                           APPOINTMENT OF ACCOUNTANTS

     The Board of Directors has selected Grant Thornton as the independent public accountants who will make an examination of the accounts of the Company for the year ending December 31, 1995. A representative from Grant Thornton is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if that representative so desires.

                PROPOSALS BY STOCKHOLDERS -- 1996 ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next annual meeting of stockholders (to be held in April 1996) must be received by the Company at its offices at 777 Third Avenue, New York, New York 10017, no later than November 30, 1995 in order to be included in the proxy statement and form of proxy relating to such meeting. All such proposals must comply with applicable Securities and Exchange Commission rules and regulations.

                                 OTHER BUSINESS

     Management is not aware of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment or adjournments thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such Proxies, discretionary authority to vote the same in respect to any such other business in accordance with their best judgment in the interest of the Company.

     MANAGEMENT UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUEST FOR SUCH REPORT SHOULD BE ADDRESSED TO PAUL BOGUTSKY, TREASURER, PLY GEM INDUSTRIES, INC., 777 THIRD AVENUE, NEW YORK, NEW YORK 10017.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not have the effect of votes in opposition to a Director or "against" the other proposal to be considered at the Annual Meeting.

     Stockholders are urged to sign the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope enclosed for that purpose. Unless a contrary direction is indicated, Proxies will be voted for the election as directors of the nominees listed in this Proxy Statement and for the other proposal contained in this Proxy Statement. The Proxy does not affect the right to vote in person at the meeting and may be revoked by the stockholder who executed it any time prior to its being voted.

                                            By Order of the Board of Directors

                                                    CHARLES M. MODLIN
                                                        Secretary

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                          OF PLY GEM INDUSTRIES, INC.

              PROXY-ANNUAL MEETING OF STOCKHOLDERS, APRIL 28, 1995

THE UNDERSIGNED HEREBY APPOINTS JEFFREY S. SILVERMAN, HERBERT P. DOOSKIN AND ELIHU H. MODLIN, AND EACH OF THEM, PROXIES AND ATTORNEYS-IN-FACT OF THE UNDERSIGNED, WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE, AS DESIGNATED BELOW, ALL THE SHARES OF COMMON STOCK OF PLY GEM INDUSTRIES, INC. HELD OF RECORD BY THE UNDERSIGNED ON MARCH 13, 1995 AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 1995 OR ANY ADJOURNMENT THEREOF.

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

P
R
O
X
Y

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                                                              WITHHOLD
                                  FOR all nominees            AUTHORITY
1. Election of Directors--          listed below            to vote for all
   Herbert P. Dooskin,            (except as marked            nominees
   Joseph Goldenberg,              to the contrary)          listed below
   David Gotterer,
   Monte R. Haymon,                     / /                      / /
   Albert Hersh,
   William lilley III,
   Elihu H. Modlin and
   Jeffrey S. Silverman.

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominees name in the blank space below.


                                            FOR     AGAINST    ABSTAIN
2. Approval of a proposal to amend
   the Certificate of Incorporation of      / /       / /        / /
   the Company to increase the total
   authorized shares to 60,000,000.

   In their discretion, the Proxies
   are authorized to vote upon such
   other business as may properly
   come before the meeting.

                                                Date               , 1995
                                                    ---------------


- -------------------------------------------------------------------------
Signature of Stockholder(s)

Please sign exactly as your name or names appear to the left hereof. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS "1" AND "2" ABOVE.